Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS SECOND QUARTER 2003 RESULTS

BALTIMORE (August 8, 2003) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2003.

Financial Results:

Net broadcast revenues were $174.9 million for the three months ended June 30, 2003, an increase of 0.7% versus the prior year period result of $173.7 million.  Operating income was $55.5 million as compared to $49.1 million in the prior year period, an increase of 13.1%.  Net loss available to common shareholders was $1.9 million in the three-month period versus the prior year period net loss available to common shareholders of $4.0 million.  Diluted loss per share was $0.02 versus a diluted loss per share of $0.05 in the prior year period.  Included in the net loss available to common shareholders was a $15.2 million pre-tax loss from the early extinguishment of our High Yield Trust Originated Preferred Securities.  Consensus estimates did not reflect the loss from the extinguishment of debt.

Net broadcast revenues were $327.4 million for the six months ended June 30, 2003, an increase of 2.9% versus the prior year period result of $318.2 million.  Operating income was $85.5 million in the six-month period, an increase of 9.8% versus the prior year period result of $77.9 million.  Net loss available to common shareholders was $5.9 million in the six-month period versus the prior year period net loss available to common shareholders of $574.4 million.  $566.4 million of the 2002 loss was due to a cumulative effect of change in accounting principle in accordance with SFAS No. 142 related to the write-down, net of taxes, of broadcast licenses and goodwill.  Diluted loss per share was $0.07 versus a diluted loss per share of $6.75 in the prior year period.  Excluding the cumulative effect of change in accounting principle, the loss per share would have been $0.09.

“The performance of the Company in the second quarter, given the significance of the continued weak economic environment and the negative effects of the War in Iraq, was very favorable and encouraging,” commented David Smith, President and CEO of Sinclair.  “We experienced top line growth and gained market share in most of our markets that report share results. Our local market initiatives, which include our direct mail conversion strategy, more than compensated for the absence of political advertising.  On the programming front, our stations, on average, outperformed the networks in the key 18 to 49 ratings demographics during the May sweeps and our news programming implementation is on plan.  Television expense growth was modest at 1.8% and, with the redemption of the HYTOPS, we have successfully re-financed our balance sheet over the past year and a half, opportunistically taking advantage of the low interest rate environment.”

Operating Statistics and Income Statement Highlights:

•                  Local advertising revenues increased 1.6%, while national advertising revenues were down 1.3% in the quarter versus the second quarter 2002.  Excluding political revenues, local advertising revenues were up 2.2%, while national advertising revenues were flat.  The quarter benefited from higher advertising revenues generated from automotive, services, restaurants, home products, and schools, offset by a decline in advertising by the soft drinks, fast food, and movies sectors.  Local revenues, excluding political revenues, represented 59.2% of time sales, as compared to 58.7% for the second quarter 2002.

•                  Revenues from direct mail advertisers were $3.6 million in the second quarter as compared to $0.8 million in the same period last year.  Year to date, we have generated approximately $9.4 million in revenues under our direct mail initiatives.  Political advertising revenues were $0.9 million in the quarter as compared to $2.3 million for the second quarter 2002.

•                  Time sales at our FOX affiliates, which represented 38% of the total time sales, and time sales at our ABC stations were relatively flat versus second quarter 2002.  Revenues at our WB, UPN and NBC stations were up 1.6%, 6.7% and 6.2%, respectively.  Our CBS stations, excluding the Cedar Rapids outsourcing arrangement, were up 7.6%.

•                  First quarter 2003 market share survey results, reported during the second quarter 2003, reflected an increase of our share of the local television advertising market, excluding political, to 19.2% versus 18.4% for the first quarter 2002.

•                  On average, our television stations increased viewership during the second quarter of 2003 versus second quarter of 2002.  During the May 2003 sweeps, television ratings on our stations in the key 18 to 49 demographic during the 5pm to midnight time period were up 4.9%, outperforming the six networks which were down 3.5%, on average, during prime-time.

•                  The Company’s News Central product was rolled-out in the following markets since March 31, 2003:

On May 28, 2003, the 10:00 p.m. newscast on WPGH-TV (FOX 53) in Pittsburgh was converted to News Central.  On July 14, 2003, WUPN-TV (UPN 48) in Greensboro/Winston-Salem added a 10:00 p.m. newscast using the News Central format.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $16.2 million in cash, was $1,747.0 million at June 30, 2003 versus net debt of $1,508.8 million at March 31, 2003.  The increase was primarily due to the issuance of $150.0 million in 4.875% Convertible Senior Subordinated Notes due 2018 and $100.0 million in 8% Senior Subordinated Notes due 2012, the proceeds of which were used to redeem all of the outstanding 11.625% High Yield Trust Originated Preferred Securities.

•                  As of June 30, 2003, 43.9 million Class A common shares and 41.7 million Class B common shares were outstanding, for a total of 85.6 million common shares outstanding.

•                  Capital expenditures paid in cash in the quarter were $24.3 million of which $6.7 million related to the digital television conversion, $13.1 million to the rollout of news and $4.5 million to maintenance and repairs.

•                  Program contract payments were $27.4 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as amended, and filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for its third quarter and updating its full year 2003 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“As we head into the second half of the year, the absence of political advertising revenues will make year over year comparisons more difficult,” commented David Amy, EVP and CFO.  “However, we are optimistic that the business will grow organically on an ex-political basis.  Our expectations are based, in part, on a forecast for almost $10 million in direct mail revenue, the one-time tax refunds for dependents mailed in the third quarter that will hopefully spur advertising in an attempt by businesses to capture those additional consumer dollars, and early indications that the retail spending should be strong in the fourth quarter.”

•                  The Company expects net broadcast revenues for the third quarter to be down approximately 2.0% to 3.0% from third quarter 2002 reported net broadcast revenues of $162.9 million.  Excluding approximately $5.9 million in political, net broadcast revenues are expected to be up 0.5% to up 1.5%.

•                  The Company expects television production expenses and television selling, general and administrative expenses (together, television expenses) in the third quarter to be approximately $73 million, up 5.6% from third quarter 2002 television expenses of $69.1 million.  For the year, television expenses are estimated to be up approximately 4% from full year 2002 television expenses of $283.4 million.

•                  The Company expects third quarter program contract amortization expense to be approximately $24 million and $98 million for the year.

•                  The Company expects third quarter program contract payments to be approximately $26 million and $105 million for the year.

•                  The Company expects corporate overhead of approximately $6.5 million in the third quarter and $25 million for the year, assuming additional staffing levels for News Central.

•                  The Company expects depreciation on property and equipment to be approximately $12 million in the quarter and $48 million for the year, assuming the capital expenditures assumptions below.

•                  The Company expects amortization of acquired intangibles to be approximately $5 million in the quarter and $19 million for the year.

•                  The Company expects net interest expense to be approximately $34 million in the quarter and $129 million for the year, assuming no changes in the current interest rate yield curve, the new financings discussed above and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  As a result of the redemption of the HYTOPS, subsidiary trust minority interest expense is expected to be $0 in the second half of the year.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.6 million in the quarter and $10.4 million for the year.

•                  The Company expects its effective tax provision rate for the quarter and the year to be approximately 67% and 70% respectively, assuming the assumptions discussed in this “Outlook” section, including a current tax provision from continuing operations of approximately $0.2 million in the quarter and $1 million for the year.

•                  The Company expects to spend approximately $25 million in capital expenditures in the quarter and $80 million for the year.  This assumes $40 million for the year to be spent on the completion of the digital television roll-out, approximately $10 million for maintenance and repairs, and $30 million for the news expansion program.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter results on Friday, August 8, 2003, at 8:30 a.m. EDT.  After the call, an audio replay will be available at www.sbgi.net under “Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sale of its television station, WTTV-TV in Bloomington, Indiana in July 2002.  As such, the results from operations of WTTV, net of related income taxes, has been reclassified from income from operations and reflected as net income from discontinued operations in the financial statements for all periods presented in this press release.

SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES:
Station broadcast revenues, net of agency commissions	$174,916	$173,685	$327,397	$318,218
Revenues realized from barter arrangements	16,387	15,847	30,504	30,580
Other operating division revenues	4,472	1,138	8,551	2,251
Total revenues	195,775	190,670	366,452	351,049

OPERATING EXPENSES:
Station production expenses	36,609	36,414	73,363	70,086
Station selling, general and administrative expenses	36,917	35,838	71,623	69,608
Expenses realized from barter arrangements	15,372	14,397	28,277	27,239
Amortization of program contract costs and net realizable value adjustments	23,859	33,015	52,549	62,717
Other operating division expenses	4,218	1,928	9,439	3,556
Depreciation of property and equipment	11,509	9,710	22,607	19,430
Corporate general and administrative expenses	6,445	4,661	12,285	9,598
Amortization of acquired intangible broadcast assets and other assets	4,812	5,055	9,669	9,867
Stock based compensation expense	504	574	1,096	1,016
Total operating expenses	140,245	141,592	280,908	273,117
Operating income	55,530	49,078	85,544	77,932

OTHER INCOME (EXPENSE):
Interest expense	(31,570)	(32,361)	(61,372)	(65,950)
Subsidiary trust minority interest expense	(5,273)	(5,972)	(11,246)	(11,945)
Interest income	237	76	405	546
Gain (loss) from equity investments	662	(84)	847	(1,611)
Loss on asset sales	(367)	(418)	(387)	(466)
Loss on derivative instrument	(2,218)	(15,783)	(1,147)	(4,858)
Loss from extinguishment of securities	(15,187)	—	(15,187)	(1,120)
Other income	422	809	788	1,513
Total other expense, net	(53,294)	(53,733)	(87,299)	(83,891)

Loss before income taxes	2,236	(4,655)	(1,755)	(5,959)
Benefit (provision) for income taxes	(1,566)	2,646	1,077	3,050
Net income (loss) from continuing operations	670	(2,009)	(678)	(2,909)
Income from discontinued operations, net of taxes	—	585	—	127
Cumulative effect of change in accounting principle, net of taxes	—	—	—	(566,404)
Net income (loss)	$670	$(1,424)	$(678)	$(569,186)
Preferred stock dividends payable	2,587	2,587	5,175	5,175
Net loss available to common shareholders	$(1,917)	$(4,011)	$(5,853)	$(574,361)

Basic loss per share from continuing operations	$(0.02)	$(0.05)	$(0.07)	$(0.09)
Basic earnings per share from discontinued operations	$—	$0.01	$—	$—
Basic loss per share from cumulative effect of change in accounting principle	$—	$—	$—	$(6.65)
Basic loss per share available to common shareholders	$(0.02)	$(0.05)	$(0.07)	$(6.75)

Diluted loss per share from continuing operations	$(0.02)	$(0.05)	$(0.07)	$(0.09)
Diluted earningss per share from discontinued operations	$—	$0.01	$—	$—
Diluted loss per share from cumulative effect of change in accounting principle	$—	$—	$—	$(6.65)
Diluted loss per share available to common shareholders	$(0.02)	$(0.05)	$(0.07)	$(6.75)

Weighted average shares outstanding- no dilution	85,604	85,430	85,602	85,154
Weighted average shares outstanding- assuming dilution	85,758	85,750	85,710	85,396

Historical Selected Balance Sheet Data:

(in thousands)

	June 30, 2003	March 31, 2003
Cash & cash equivalents	$16,238	$49,690
Total current assets	234,233	262,795
Total long term assets	2,323,097	2,311,297
Total assets	2,557,330	2,574,092

Current portion of debt	19,933	4,486
Total current liabilities	203,741	194,475
Long term portion of debt	1,743,349	1,554,045
Total long term liabilities	2,143,965	1,969,030
Total liabilities	2,347,706	2,163,505

Minority interest in consolidated subsidiaries	2,668	2,694
Mandatorily redeemable preferred securities	—	200,000

Total stockholders’ equity	206,956	207,893
Total liabilities & stockholders’ equity	2,557,330	2,574,092

Historical Selected Statement of Cash Flows Data:

(in thousands)

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Net cash flow from operating activities	$7,642	$81,663
Net cash flow from investing activities	(27,194)	(59,057)
Net cash flow from financing activities	(13,900)	(11,695)

Net increase (decrease) in cash and cash equivalents	(33,452)	10,911
Cash & Cash Equivalents, beginning of period	49,690	5,327
Cash & Cash Equivalents, end of period	$16,238	$16,238

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